Exhibit 10.1

Execution Copy

LOAN AND SECURITY AGREEMENT

By and Among

AVALON HOLDINGS CORPORATION,

AVALON RESORTS AND CLUBS, INC.,

AVALON CLUBS, INC.,

AVALON RESORTS, INC.,

AVALON GOLF AND COUNTRY CLUB, INC.,

AVALON LAKES GOLF, INC.,

AVALON COUNTRY CLUB AT SHARON, INC.,

AVALON RESORT AND SPA LLC,

THE HAVANA CIGAR SHOP, INC.,

AVALON TRAVEL, INC.,

AVALON MAHONING SPORTS CENTER, INC.

AVALON CIGAR SHOP, INC.

and

TBG, INC.

and

LAUREL CAPITAL CORPORATION

Dated as of March 29, 2019

ARTICLE VII NEGATIVE COVENANTS OF BORROWERS		14

7.1	Ownership of Materials and Personal Property.	14
7.2	Transfer of Interests.	14
7.3	Prohibition of Liens.	14
7.4	Prohibition of Indebtedness.	15
7.5	Prohibition of Acquisitions.	15
7.6	Prohibition of Loans.	15
7.7	Prohibition of Asset Purchases.	15
7.8	Transfer of Property; Release of Mortgaged Property.	15
7.9	Anti-Terrorism Laws.	16

ARTICLE VIII CONDITIONS OF CLOSING AND DISPOSITION OF NOTE PROCEEDS		16

8.1	Conditions of Closing and Disposition of 2019 Note Proceeds.	16
8.2	Disposition of Proceeds of 2019 Note.	18

ARTICLE IX DEFAULTS AND REMEDIES		20

9.1	Events of Default.	20
9.2	Remedies.	22
9.3	Set-Off.	22

ARTICLE X MISCELLANEOUS		22

10.1	Notices.	22
10.2	Preservation of Rights.	23
10.3	Illegality.	23
10.4	Changes in Writing.	23
10.5	Entire Agreement.	23
10.6	Counterparts.	24
10.7	Successors and Assigns.	24
10.8	Interpretation.	24
10.9	Certain Waivers.	24
10.10	Indemnity.	25
10.11	Assignments and Participations.	25
10.12	Governing Law and Jurisdiction.	25
10.13	WAIVER OF JURY TRIAL.	25

EXHIBIT A – Form of 2019 Note
EXHIBIT B – Form of Disbursement Request

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (this "Agreement") is made as of the 18th day of March, 2019 by and among AVALON HOLDINGS CORPORATION, an Ohio corporation ("Avalon Holdings"), AVALON RESORTS AND CLUBS, INC., an Ohio corporation ("Avalon Resorts and Clubs"), AVALON CLUBS, INC., an Ohio corporation ("Avalon Clubs"), AVALON RESORTS, INC., an Ohio corporation ("Avalon Resorts"), AVALON GOLF AND COUNTRY CLUB, INC., an Ohio corporation ("Avalon Golf and CC"), AVALON LAKES GOLF, INC., an Ohio corporation ("Avalon Lakes Golf"), AVALON COUNTRY CLUB AT SHARON, INC., a Pennsylvania corporation ("Avalon CC at Sharon"), AVALON RESORT AND SPA, LLC, an Ohio limited liability company ("Avalon Resort and Spa"), THE HAVANA CIGAR SHOP, INC., an Ohio corporation ("Havana"), AVALON TRAVEL, INC. an Ohio corporation ("Avalon Travel"), AVALON MAHONING SPORTS CENTER, INC., an Ohio corporation ("Avalon Mahoning"), AVALON CIGAR SHOP, INC., an Ohio corporation ("Avalon Cigar"), and TBG, INC., an Ohio corporation ("TBG" and, together with Avalon Holdings, Avalon Resorts and Clubs, Avalon Clubs, Avalon Golf and CC, Avalon Lakes Golf, Avalon CC at Sharon, Avalon Resort and Spa, Havana, Avalon Travel, Avalon Mahoning and Avalon Cigar, the "Borrowers"), and LAUREL CAPITAL CORPORATION, a Pennsylvania business corporation (the "Lender").

RECITALS:

A.     The Borrowers have requested that the Lender provide a term loan to the Borrowers in the principal amount of $3,000,000 (the "2019 Loan").

B.     The 2019 Loan will be used by the Borrowers to finance the costs of a project (the "2019 Project") consisting of (i) paying the costs of renovating and expanding the Avalon Inn and Resort facility, and (ii) paying the transaction costs relating to the 2019 Loan.

C.     The Lender is willing to provide the 2019 Loan upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, the parties hereto, in consideration of the mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, covenant and agree as follows:

ARTICLE I DEFINITIONS

1.1     Definitions.

In addition to words and terms defined in the Recitals or elsewhere in this Agreement, the following terms shall have the meanings provided below:

"2016 Avalon Resort and Spa Mortgage" means the Mortgage, Security Agreement, Assignment of Leases and Fixture Filing dated December 1, 2016 and effective as of the date hereof, executed by Avalon Resort and Spa in favor of the Lender, which granted the Lender a first priority mortgage lien on the 2019 Mortgaged Property as security for the 2016 Note.

"2016 Note" means the Mortgage Note dated December 20, 2016 from the Borrowers to the Lender in the original principal amount of $12,000,000, as the same may be amended, renewed, replaced, or supplemented from time to time.

"2019 Mortgage" means the Mortgage, Security Agreement, Assignment of Leases and Fixture Filing dated March 27, 2019 and effective as of the date hereof, executed by Avalon Resort and Spa in favor of the Lender, granting the Lender a second priority mortgage lien on the Avalon Resort and Spa Mortgaged Property as security for the 2019 Note.

"2019 Note" means the Mortgage Note evidencing the 2019 Loan, substantially in the form of Exhibit A attached hereto, executed and delivered by the Borrowers to the Lender, as the same may be amended, renewed, replaced, or supplemented from time to time.

"Anti-Terrorism Laws" means any Laws relating to terrorism or money laundering, including Executive Order No. 13224, the USA Patriot Act, the Laws comprising or implementing the Bank Secrecy Act, and the Laws administered by the United States Treasury Department's Office of Foreign Asset Control (as any of the foregoing Laws may from time to time be amended, renewed, extended, or replaced).

"Applicable Rate" means:

(a)      For the period from the Closing Date through the date immediately preceding the Reset Date, 6.25% per annum; and (ii); and

(b)      For the period from the Reset Date through the Maturity Date, the greater of (x) 6.25% per annum and (y) the sum of the Index Rate on the date two (2) Business Days prior to the Reset Date and 3.60%, provided that the Applicable Rate shall in no event exceed 8.50% per annum.

"2019 Mortgaged Property" means the Land owned by Avalon Resort and Spa and located at 9519 East Market Street, Warren, OH 44484, as more particularly described on Exhibit A to the 2019 Mortgage, and the other property within the definition of "Mortgaged Property" as defined in the 2019 Mortgage.

"Benefit Plan" means any defined benefit or defined contribution plan, including both single and multi-employer plans, subject to Title IV of ERISA and established and maintained for employees of the Borrowers or any subsidiary of the Borrowers or any ERISA Affiliate of the Borrowers.

"Blocked Person" has the meaning set forth in Section 5.14 hereof.

"Borrower Consolidated Group" means, together, the Borrowers and each other person or entity that is consolidated with the Borrowers for financial statement purposes.

"Closing Date" means March 29, 2019.

"Collateral" means all property of a Borrower or any other Person, real or personal, in or upon which the Lender is granted a security interest, mortgage, lien, pledge or encumbrance pursuant to the Loan Documents, including without limitation the 2019 Mortgaged Property and the Personal Property.

"Default Rate" shall have the meaning set forth in Section 3.6 hereof.

"ERISA" means the Employee Retirement Income Security Act of 1074, as in effect as of the date of this Agreement and as amended from time to time.

"ERISA Affiliate" means a Person that is under common control with a Borrower within the meaning of Section 414(b) of the Code including but not limited to, a subsidiary of a Borrower.

"Event of Default" shall have the meaning set forth in Section 9.1.

"Excess Interest" shall have the meaning set forth in Section 3.2(d) hereof.

"Executive Order" means the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

"Financial Statements" means, for a Borrower, a balance sheet and statement of income and cash flows prepared in accordance with GAAP (subject in the case of interim statements to normal year-end adjustments) (a) in the case of annual statements, examined and reported on by an independent certified public accountant acceptable to the Lender and (b) in the case of quarterly statements, prepared internally by such Borrower.

"Fixed Charge Coverage Ratio" means, for any fiscal year of the Borrowers, the ratio of (i) the sum of Operating Cash Flow of the Borrower Consolidated Group for such fiscal year, to (ii) the sum of Total Fixed Charges of the Borrower Consolidated Group for such fiscal year, all as determined from the Financial Statements of the Borrower Consolidated Group for such fiscal year delivered to the Lender.

"GAAP" means generally accepted accounting principles in the United States (as such principles may change from time to time), which shall include the official interpretations thereof by the Financial Accounting Standards Board, applied on a consistent basis.

"Improvements" means all buildings and other improvements located on any of the 2019 Mortgaged Property.

"Index Rate" means the Five (5) Year Interest Rate Swap rate, as published by Intercontinental Exchange (ICE) Benchmark Administration. If the Index Rate is discontinued or is no longer published as of any Reset Date, then the Lender shall select an index or statistic which most closely approximates the discontinued or unpublished index and such index or statistic shall replace such discontinued or unpublished index for all purposes hereunder.

"Interest Payment Date" means the twentieth (20th) day of each calendar month commencing April 20, 2019 and the Maturity Date.

"Land" means, collectively, the real property comprising the 2019 Mortgaged Property as more particularly described on Exhibit A to the 2019 Mortgage.

"Late Charge" shall have the meaning set forth in Section 3.5 hereof.

"Law" means any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree or award of any Official Body.

"Loan Documents" means this Agreement, the 2019 Note, the 2019 Mortgage, and all other indemnification agreements, documents, instruments, certificates and agreements now or hereafter executed in connection with the 2019 Loan, as the same may be amended, replaced, or supplemented from time to time.

"Material Adverse Change" means a material adverse change in (i) the business, operations or financial condition of the Borrowers, taken as a whole, (ii) the ability of the Borrowers to perform any of their respective payment or other obligations under this Agreement or any other Loan Document, (iii) the legality, validity or enforceability of the obligations of a Borrower under this Agreement or any other Loan Document, or (iv) the ability of the Lender to exercise its rights and remedies with respect to, or otherwise realize upon, any collateral for the Obligations.

"Material Adverse Effect" means a material and adverse effect on (i) the business, operations or financial condition of the Borrowers, taken as a whole, (ii) the ability of the Borrowers to perform any of their respective payment or other obligations under this Agreement or any other Loan Document, (iii) the legality, validity or enforceability of the obligations of a Borrower under this Agreement or any other Loan Document, or (iv) the ability of the Lender to exercise its rights and remedies with respect to, or otherwise realize upon, any security for the Obligations.

"Materials" shall mean all materials, supplies, chattels, fixtures, machinery, equipment or other articles of property furnished or to be furnished in connection with the construction of, and to be incorporated into, the renovation and expansion of the Avalon Resort and Inn Facility.

"Maturity Date" means December 20, 2026.

"Maximum Interest Rate" shall have the meaning set forth in Section 3.2(d) hereof.

"Obligations" means all repayment and other obligations of the Borrowers with respect to the 2019 Loan under this Agreement, the 2019 Note and the other Loan Documents.

"Official Body" means any government or political subdivision or any agency, authority, bureau, central bank, board, commission, department or instrumentality of either, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.

"Operating Cash Flow" means net income after taxes, exclusive of extraordinary gains and losses and non-cash transactions, plus interest expense, depreciation, and amortization (as those terms are defined in accordance with GAAP).

"PBGC" means the Pension Benefit Guaranty Corporation established pursuant to Title IV of ERISA.

"Person" means any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, joint venture, government or political subdivision or agency thereof, or any other entity.

"Personal Property" means all of the Borrowers' furniture, fixtures and equipment located on the 2019 Mortgaged Property, and all proceeds thereof.

"Potential Default" shall mean any condition, event, act or omission which, with the giving of notice or passage of time or both, would constitute an Event of Default.

"Project Fund" means the account established pursuant to Section 8.2 hereof.

"Prohibited Transaction" means any transaction which is prohibited under Section 4975 of the Code or Section 406 of ERISA and not exempt under Section 4975 of the Code or Section 408 of ERISA.

"Reportable Event" means any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder, except any such event as to which the provision for thirty (30) days' notice to the PBGC is waived under applicable regulations.

"Required Deductions" shall have the meaning set forth in Section 3.7 hereof.

"Reset Date" means the fifth (5th) anniversary of the Closing Date.

"Title Company" means Chicago Title Insurance Company.

"Total Fixed Charges" means the sum of interest expense, regularly scheduled payments of principal made on long term debt and capitalized lease obligations during the period being measured, and dividends and distributions.

"UCC" means the Uniform Commercial Code of the state in which any Collateral is located, as amended.

"Unfunded Capital Expenditures" means capital expenditures not funded by long-term debt.

"USA Patriot Act" means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

ARTICLE II THE 2019 LOAN

2.1     The 2019 Loan.

Subject to the terms and conditions hereinafter set forth, the Lender agrees to make the 2019 Loan to the Borrowers. The Lender and the Borrowers acknowledge and agree that the Lender will disburse the proceeds of 2019 Loan only for the payment of or reimbursement for the actual costs, fees and expenses incurred by the Borrowers in connection with the 2019 Project, with all such disbursements to be made in accordance with the terms and conditions set forth in this Agreement. The Borrowers hereby jointly and severally covenant and agree to repay the 2019 Loan in accordance with the terms of the Notes and Article 3 hereof.

ARTICLE III THE 2019 NOTE

3.1     The 2019 Note.

The obligation of the Borrowers to repay the 2019 Loan shall be evidenced by the 2019 Note, dated the Closing Date, in substantially the form attached hereto as Exhibit A, in the principal amount of $3,000,000, maturing on the Maturity Date, and bearing interest and having such other terms as are set forth in this Article 3 and in the 2019 Note.

3.2     Interest.

(a)     Interest Rate. Amounts outstanding under the 2019 Note will bear interest at the Applicable Rate in effect from time to time, subject, however, to application of the Default Rate as provided in Section 3.6 hereof.

(b)     Calculation of Interest and Fees. Interest on the 2019 Note, unpaid fees and other sums payable thereunder shall be calculated on the basis of a 360 day year consisting of 12 thirty day months. Interest on the 2019 Note and any unpaid fees and other sums payable hereunder shall be calculated on the basis of a 360 day year consisting of 12 thirty day months.

(c)     Interest Laws. Notwithstanding any provisions to the contrary contained in this Agreement or any other Loan Document, the Borrowers shall not be required to pay, and the Lender shall not be permitted to collect, any amount of interest in excess ("Excess Interest") of the maximum amount of interest permitted by applicable Law (the "Maximum Interest Rate"). If any Excess Interest is provided for or determined by a court of competent jurisdiction to have been provided for in this Agreement or in any other Loan Document with respect to the 2019 Loan, then in such event: (A) the provisions of this subsection shall govern and control; (B) the Borrowers shall not be obligated to pay any Excess Interest; (C) any Excess Interest that the Lender may have received hereunder shall be, at the Lender's option, (1) applied as a credit against the outstanding principal balance of the 2019 Loan or accrued and unpaid interest (not to exceed the Maximum Rate, (2) refunded to the Borrowers, or (3) any combination of the foregoing; (D) the interest rate(s) provided for herein shall be automatically reduced to the Maximum Rate, and this Agreement and the other Loan Documents shall be deemed to have been and shall be, reformed and modified to reflect such reduction; and (E) the Borrowers shall not have any action against the Lender for any damages arising out of the payment or collection of any Excess Interest. Notwithstanding the foregoing, if for any period of time interest on any Loan is calculated at the Maximum Rate rather than the Applicable Rate, and thereafter such Applicable Rate becomes less than the Maximum Rate, the rate of interest payable on such Loan shall remain at the Maximum Rate until the Lender shall have received the amount of interest which the Lender would have received during such period on the 2019 Loan had the rate of interest not been limited to the Maximum Rate during such period.

3.3     Payment Terms.

The Borrowers hereby jointly and severally covenant and agree to repay the 2019 Loan as follows:

(a)      Principal and interest on the 2019 Loan shall be due and payable as follows: (i) ninety-two (92) equal monthly payments of principal and interest based on a fifteen (15) year amortization on the twentieth (20th) day of each calendar month commencing April 20, 2019 and ending November 20, 2026; followed by (ii) a final payment on the Maturity Date equal to the remaining outstanding principal of the 2019 Loan plus accrued unpaid interest and fees thereon.

(b)      If any payment under the 2019 Note shall become due on a Saturday, Sunday or public holiday under the laws of the Commonwealth of Pennsylvania, such payment shall be made on the next succeeding business day and such extension of time shall be included in computing interest in connection with such payment. Payments received will be applied to charges, fees and expenses (including attorneys' fees), accrued interest and principal in any order the Lender may choose, in its sole discretion.

3.4     Prepayment.

(a)     Provided that no Event of Default has occurred or is continuing, the 2019 Note shall be subject to prepayment at the option of the Borrowers, upon at least fifteen (15) days prior written notice to the Lender, in whole or in part on any date upon payment of the principal amount of the 2019 Note to be prepaid plus accrued unpaid interest thereon to the prepayment date (and, in the case of a prepayment in whole of the 2019 Note, any other sums then due and payable under the 2019 Note), plus a prepayment penalty ("Prepayment Penalty") equal to a percentage of the principal amount of the 2019 Note being prepaid, with the percentage determined based on the date of prepayment as set forth in the following table:

Date of Prepayment	Prepayment Penalty

Between Closing Date and fifth anniversary of Closing Date	5.00%
Fifth anniversary of Closing Date and thereafter	2.00%

(b)     Any prepayments with respect to the 2019 Note shall be applied against scheduled installment payments due on the 2019 Note in inverse order beginning with the final scheduled installment payment.

3.5     Late Charge.

If the Borrowers fail to make any installment of interest or principal on a Note within ten calendar (10) days after such installment becomes due, in addition to making a payment of the installment due, the Borrowers shall pay to the Lender a late charge in an amount equal to the greater of twenty-five and 00/100 dollars ($25.00) and five percent (5.0%) of any such overdue installment (the "Late Charge"). Any Late Charge will be immediately due and payable. Such ten (10) day period shall not be construed in any way to extend the due date of such payment.

3.6     Default Rate.

At the Lender's option, upon the occurrence of an Event of Default and during the continuance thereof, subject to all applicable cure and grace periods, under any of the Loan Documents and during the continuance thereof, the 2019 Note shall bear interest at the Applicable Rate plus five percent (5.0%), or the Maximum Interest Rate, whichever is lower (the rate applicable during the continuance of an Event of Default is referred to hereinafter as the "Default Rate"). The Default Rate may continue to apply whether or not judgment shall be entered on the applicable Note.

3.7     Payments.

All payments to be made with respect to principal, interest, fees or other amounts due from the Borrowers under this Agreement or under the Notes are payable at 12:00 noon (Pittsburgh, Pennsylvania time) on the day when due, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, and an action for the payments will accrue immediately. All such payments must be made to the Lender at its office in U.S. Dollars and in funds immediately available at such office, without setoff, counterclaim or other deduction of any nature. All such payments shall be applied at the option of the Lender to accrued and unpaid interest, outstanding principal and other sums due under this Agreement in such order as the Lender, in its sole discretion, shall elect. All such payments shall be made absolutely net of, without deduction or offset, and altogether free and clear of any and all present and future taxes, levies, deductions, charges and withholdings and all liabilities with respect thereto, excluding income and franchise taxes imposed on the Lender under the Laws of the United States or any state or political subdivision thereof. If the Lender is compelled by Law to deduct any such taxes or levies (other than such excluded taxes) or to make any such other deductions, charges or withholdings (collectively, the "Required Deductions"), the Borrowers will pay to the Lender an additional amount equal to the sum of (i) the aggregate amount of all Required Deductions, and (ii) the aggregate amount of United States, federal or state income taxes required to be paid by the Lender in respect of the Required Deductions.

ARTICLE IV SECURITY

4.1     Security.

(a)     The Obligations shall be secured by, and each Borrower hereby grants to the Lender, a security interest in, (i) the Personal Property of Avalon Resort and Spa (which security interest shall be subordinate to the security interest therein securing the 2016 Note) and (ii) the Project Fund. Each Borrower hereby represents, warrants, covenants and agrees that this Agreement constitutes a security agreement with respect to its Personal Property and the Project Fund, and the Lender shall have all of the rights and remedies of a secured party under the UCC, as well as all other rights and remedies available hereunder or at law or in equity or by judicial decision. Each Borrower hereby agrees, at such Borrower's cost and expense, to execute and deliver and, if appropriate, to file with the appropriate filing officer or office, such security agreements, financing statements, continuation statements or other instruments as the Lender may request or require in order to impose, perfect or continue the perfection of, or protect, the liens and security interests created by this Agreement. Each Borrower also authorizes the Lender, at any time and from time to time, to prepare and file any such financing statements, continuation statements or other instruments without the signature of such Borrower.

(b)     As further security for the Obligations, the Borrowers shall execute and deliver, or cause to be executed and delivered to Lender, the 2019 Mortgage, which shall grant to the Lender a second priority mortgage lien junior to the lien of the 2016 Avalon Resort and Spa Mortgage, which secures the 2016 Note.

ARTICLE V REPRESENTATIONS AND WARRANTIES

The Borrowers hereby jointly and severally represent and warrant to the Lender as follows:

5.1     Existence, Power and Authority.

Each Borrower is a corporation (or, in the case of Avalon Resort and Spa, a limited liability company), duly organized, validly existing and in good standing under the laws of the State of Ohio (or, in the case of Avalon CC at Sharon, the Commonwealth of Pennsylvania), and has the power and authority to own and operate its assets and to conduct its business as now or proposed to be carried on, and is duly qualified, licensed and in good standing to do business in all jurisdictions where its ownership of property or the nature of its business requires such qualification or licensing. Each Borrower is duly authorized to execute and deliver the Loan Documents to which it is a party, all necessary action to authorize the execution and delivery of the Loan Documents by each Borrower has been properly taken, and each Borrower is duly authorized to borrow under this Agreement and to perform all of the other terms and provisions of the Loan Documents.

5.2     Financial Information.

The Borrowers have delivered or caused to be delivered to the Lender certain financial information and Financial Statements regarding the Borrowers and the 2019 Mortgaged Property. Such financial information and Financial Statements are true, complete and accurate in all material respects and fairly present the information they purport to present. Such Financial Statements have been prepared in accordance with GAAP subject in the case of interim statements to normal year-end adjustments and to any comments and notes acceptable to the Lender in its sole discretion.

5.3     No Material Adverse Change.

Since the date of the financial information and the Financial Statements referred to in Section 5.2 above, no Borrower has suffered any damage, destruction or loss, and no event or condition has occurred or exists, which has resulted or could result in a Material Adverse Change as to any Borrower or the 2019 Mortgaged Property, or the ability of the Borrowers to perform any of their payment or other obligations under this Agreement or any other Loan Document.

5.4     Binding Obligations.

Each Borrower has full power and authority to enter into the transactions provided for in this Agreement and has been duly authorized to do so as may be required by law, such Borrower's articles of incorporation, bylaws, certificate of organization, operating agreement and other organizational documents, and any agreements to which such Borrower is a party; and the Loan Documents, when executed and delivered by such Borrower, will constitute the legal, valid and binding obligations of such Borrower enforceable against such Borrower in accordance with their respective terms.

5.5     No Defaults or Violations.

There does not exist any Event of Default or any default or violation by the Borrowers of or under any of the terms, conditions or obligations of: (a) any applicable articles or certificate of incorporation or organization, regulations, bylaws or operating agreement; (b) any material indenture, mortgage, deed of trust, franchise, permit, contract, agreement, or other instrument to which a Borrower is a party or by which it is bound; or (c) any law, regulation, ruling, order, injunction, decree, condition or other requirement applicable to or imposed upon a Borrower by any law, the action by any court or any governmental authority or agency; and the consummation of this Agreement and the transactions set forth herein will not result in any such default or violation.

5.6     Litigation.

There are no actions, suits, proceedings or governmental investigations pending or, to the knowledge of the Borrowers, threatened against any Borrower, which could result in a Material Adverse Change as to such Borrower or its Mortgaged Property, or the ability of such Borrower to perform any of its payment or other obligations under this Agreement or any other Loan Document, and there is no basis known to the Borrowers for any action, suit, proceeding or investigation which could result in such a Material Adverse Change.

5.7     Title; Access.

Avalon Resort and Spa has clear and marketable fee simple title to the 2019 Mortgaged Property, free, clear and unencumbered, of record and in fact, except for and subject only to the 2016 Avalon Resort and Spa Mortgage and those matters permitted by the terms of the 2019 Mortgage. Avalon Resort and Spa has been granted all easements necessary or appropriate for use of the 2019 Mortgaged Property. The Land is a separately subdivided parcel or parcels under applicable laws regulating subdivision and land development. All streets necessary for the full utilization of the Land have been completed.

5.8     Utilities.

All utility services necessary for the use and operation of the Improvements for their intended purposes, including water, storm and sanitary sewer facilities, electric, gas, and telephone, are available at the boundaries of the Land and are installed and operating.

5.9     Information.

All surveys, plat plans and similar documents furnished by the Borrowers to the Lender are accurate and complete in all material respects as of their respective dates.

5.10     Zoning and Governmental Approvals.

The development, construction, use and occupancy of the Improvements conform to all applicable laws, all existing governmental approvals and all covenants, conditions and restrictions contained in a deed, lease or other instrument or agreement covering or affecting all or any portion of the 2019 Mortgaged Property. All governmental approvals have been obtained and are valid and in full force and effect.

5.11     Contracts.

There are no contracts affecting or relating to the management or operation of the Improvements.

5.12     Disclosure.

None of the Loan Documents contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary in order to make the statements contained in this Agreement or the Loan Documents not misleading. There is no fact known to the Borrowers which materially adversely affects or, so far as the Borrowers can now reasonably foresee, might materially adversely affect the business, assets, operations, financial condition or results of operation of the Borrowers, taken as a whole, and which has not otherwise been fully set forth in this Agreement or in the Loan Documents.

5.13     Americans with Disabilities Act.

To the best of the Borrowers' knowledge, information and belief, the Improvements and the 2019 Mortgaged Property are in compliance with the requirements of the Americans with Disabilities Act, and there are no pending or threatened claims or proceedings by the U.S. Department of Justice or any third parties against the Borrowers or any subsidiary of a Borrower arising from the Americans with Disabilities Act.

5.14     Anti-Terrorism Laws.

(a)     Neither the Borrowers, nor any affiliate of a Borrower, is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(b)     Neither the Borrowers nor any Guarantor, nor any Affiliate of a Borrower or any Guarantor, or respective agents acting or benefiting in any capacity in connection with the Loan or other transactions hereunder, is any of the following (each a "Blocked Person"):

(i)     A Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii)     A Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii)     A Person with which the Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv)     A Person that commits, threatens or conspires to commit or supports "terrorism" as defined in the Executive Order;

(v)     A Person that is named as a "specially designated national" on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list; or

(vi)     A Person who is affiliated or associated with a person or entity listed above.

(c)     Neither the Borrowers nor, to the knowledge of the Borrowers, any of their respective agents acting in any capacity in connection with the 2019 Loan or other transactions contemplated hereunder, (i) conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order.

5.15     Survival.

The representations and warranties made herein and each and every other provision of this Agreement and the other Loan Documents shall survive the delivery thereof and shall be deemed to be made continuously until the 2019 Loan shall have been paid in full.

ARTICLE VI AFFIRMATIVE COVENANTS OF BORROWER

The Borrowers jointly and severally covenant and agree that until the Obligations are paid in full, the Borrowers shall comply with the following affirmative covenants:

6.1     Use of Proceeds.

The Borrowers shall use the proceeds of the 2019 Loan only to pay costs of the 2019 Project.

6.2     Taxes and Assessments.

The Borrowers shall provide the Lender with satisfactory evidence of payment of all real estate taxes, assessments and other impositions with respect to the 2019 Mortgaged Property as set forth in the 2019 Mortgage.

6.3     Books and Records.

Each Borrower shall make available for inspection by a duly authorized representative of the Lender any of such Borrower's books and records insofar as they relate to such Borrower or the 2019 Mortgaged Property, at such reasonable times as may be reasonably requested by the Lender upon reasonable prior written notice; and furnish to the Lender, upon reasonable notice to such Borrower by the Lender, such information regarding its business affairs and financial condition as the Lender may reasonably request.

6.4     Reimbursement.

The Borrowers shall reimburse the Lender promptly for all costs and expenses paid or incurred by the Lender in connection with the 2019 Loan, including the cost of title insurance premiums, charges and update fees, expenses and reasonable fees of the Lender's attorneys, survey costs, appraisal costs, flood search costs, environmental consultant fees, lending fees, recording fees and taxes, and all other expenses paid in connection with the preparation, closing and administration of the proceeds of the 2019 Loan, all of which the Lender is authorized to advance from the proceeds of the 2019 Loan or deduct from the proceeds of any disbursement of all or any portion of the 2019 Loan.

6.5     Compliance with Covenants, Agreements and Laws.

The Borrowers shall comply in all material respects with all applicable laws, covenants and restrictions now of record affecting all or any part of the 2019 Mortgaged Property, except for violations which are being contested by a Borrower in good faith by appropriate proceedings. Each Borrower shall comply in all material respects with all obligations under other contracts, instruments and agreements to which it is a party or to which any of its properties or assets may be subject, except for breaches which are being contested by a Borrower in good faith by appropriate proceedings. Each Borrower shall maintain all necessary licenses and permits needed to conduct its businesses, and shall notify the Lender in writing of any adverse findings of any licensing authority which cannot be corrected within thirty (30) days of such knowledge.

6.6     Insurance.

Each Borrower shall at its own cost and expense obtain or cause to be obtained insurance policies naming the Lender or its designee as additional insured, mortgagee and lender loss payee, as applicable, insuring against such risks, and in such amounts, as are customarily insured against by entities constructing, owning and operating facilities of like size and type, paying as the same become due and payable, all premiums in respect thereof, including but not necessarily limited to:

(a)     Fire insurance with Uniform Standard Extended Coverage Endorsements, and vandalism and malicious mischief insurance, at all times in an amount equal to at least 100% of the replacement cost of the 2019 Mortgaged Property;

(b)     Comprehensive general liability insurance, including builders' risk insurance during any construction period, with minimum limits of $1,000,000 per person and $1,000,000 per occurrence, and property damage coverage with a minimum limit of $1,000,000, with an aggregate limit of $3,000,000, together with umbrella liability coverage in the amount of $1,000,000 per person and $1,000,000 per occurrence;

(c)     Workers' compensation coverage and any other type of insurance required by the laws of the Commonwealth of Pennsylvania or the State of Ohio, as applicable;

(d)     Flood insurance, if any part of the 2019 Mortgaged Property is located in an "area of special flood hazard," as defined in the Flood Insurance Act of 1968, in an amount equal to the full and total replacement cost of the Improvements to the 2019 Mortgaged Property located within such area ;

(e)     Business interruption insurance; and

(f)     Such other insurance as the Lender may reasonably require from time to time.

Each policy shall provide for written notice to the Lender, or its designee, at least thirty (30) days prior to any cancellation, nonrenewal or amendment of such insurance. Each Borrower shall provide the Lender with certificates from the insurers at such times as may be necessary (but in no event less than once each year) to show that insurance is being maintained as required by this Section 6.6.

6.7     Maintenance of Properties.

Each Borrower will maintain and preserve all of its properties in good order and condition, ordinary wear and tear excepted, including but not limited to the 2019 Mortgaged Property and the Improvements, and shall not permit, commit or suffer any waste of any such properties, or use or permit to be used any properties for any unlawful purpose.

6.8     Litigation.

Each Borrower shall promptly notify the Lender in writing as soon as such Borrower has any knowledge of any threatened or pending litigation or governmental or regulatory proceeding against, or investigation of, such Borrower, the outcome of which may have a Material Adverse Effect on such Borrower or the 2019 Mortgaged Property.

6.9     Judgments.

Each Borrower shall promptly notify the Lender in writing as soon as such Borrower has any knowledge of any judgments entered against it in excess of $50,000 and for which such Borrower is uninsured and has not obtained a stay of execution within sixty (60) days after the date of such judgment.

6.10     Financial and Reporting Requirements.

Each Borrower shall deliver or cause to be delivered to the Lender:

(a)      Copies of each annual report on SEC Form 10-K filed by the Borrowers with the Securities and Exchange Commission (the "SEC") for a fiscal year, within five business days after the date of filing;

(b)      Copies of each quarterly report on SEC Form 10-Q filed by the Borrowers with the SEC for a fiscal quarter, within five business days after the date of filing;

(c)      Within 120 days after the end of each fiscal year of the Borrowers, evidence of the payment of all real estate taxes and assessments due and payable with respect to the 2019 Mortgaged Property owned by each Borrower and payment of all insurance premiums with respect to the insurance policies required by this Agreement; and

(d)      Such other information as may be reasonably requested by the Lender from time to time in order to enable the Lender to evaluate the financial condition and cash flow of the Borrowers and the 2019 Mortgaged Property.

6.11     Fixed Charge Coverage Ratio.

The Borrower Consolidated Group shall maintain a combined Fixed Charge Coverage Ratio of at least 1.20, tested on an annual basis on December 31 of each year commencing with the fiscal year of the Borrower Consolidated Group ending December 31, 2019.

ARTICLE VII NEGATIVE COVENANTS OF BORROWERS

The Borrowers jointly and severally covenant and agree that until the Obligations are paid in full, the Borrowers shall comply with the following negative covenants:

7.1     Ownership of Materials and Personal Property.

Without the Lender's prior written consent, the Borrowers shall not cause any materials, equipment, personal property or fixtures of any kind to be purchased or acquired for installation or use in or about the Improvements under any conditional sales contract or security agreement or lease agreement.

7.2     Transfer of Interests.

None of the Borrowers shall liquidate, merge or consolidate with any person, firm, corporation or other entity, or sell, lease, transfer or otherwise dispose of all or any substantial part of its property or assets, whether now owned or hereafter acquired, without the Lender's prior written consent, provided that the Lender's consent shall not be required in the event of a merger or consolidation of the Borrowers with each other so long as such merger or consolidation does not involve any entity other than the Borrowers. Avalon Holdings shall not transfer its equity ownership of any other Borrower to any third party.

7.3     Prohibition of Liens.

None of the Borrowers shall create, assume, incur or suffer to exist any mortgage, pledge, encumbrance, security interest, lien or charge of any kind upon any of its property, now owned or hereafter acquired, or acquire or agree to acquire any kind of property under conditional sales or other title retention agreements (other than those reflected in the Financial Statements); provided, however, that the foregoing restrictions shall not prevent a Borrower from:

(a)      Incurring liens for taxes, assessments or governmental charges or levies which shall not at the time be due and payable or can thereafter be paid without penalty or are being contested in good faith by appropriate proceedings diligently conducted and with respect to which it has created adequate reserves;

(b)      Making pledges or deposits to secure obligations under workers' compensation laws or similar legislation; or

(c)      Granting liens or security interests in favor of the Lender; or

(d)      Granting liens or security interests in the Line of Credit Collateral in favor of the Line of Credit Lender.

7.4     Prohibition of Indebtedness.

Without the prior written consent of the Lender, none of the Borrowers shall create, incur, guarantee, endorse (except endorsements in the course of collection), assume or suffer to exist any indebtedness, except (i) indebtedness to the Lender, (ii) open account trade debt incurred in the ordinary course of business and not past due, (iii) indebtedness of a Borrower existing on the Closing Date that has been disclosed by such Borrower to the Lender and is secured by assets or properties of such Borrower other than the Collateral, or (iv) indebtedness of a Borrower incurred after the Closing Date that is disclosed by such Borrower to the Lender at least ten (10) Business Days prior to the date of incurrence of such indebtedness and is secured by assets or properties other than the Collateral.

7.5     Prohibition of Acquisitions.

None of the Borrowers shall make acquisitions of all or substantially all of the equity, property or assets of any person, firm, corporation or other entity, or merge, consolidate or sell substantially all of its assets, without the prior written consent of the Lender, which shall not be unreasonably withheld, conditioned or delayed.

7.6     Prohibition of Loans.

None of the Borrowers shall make or have outstanding any loans or advances to or otherwise extend credit to any Person (including, without limitation, loans or advances to officers, owners or affiliates), except in the ordinary course of business. None of the Borrowers shall guaranty the indebtedness of any Person.

7.7     Prohibition of Asset Purchases.

Without the prior written consent of the Lender, which shall not be unreasonably withheld, conditioned or delayed, none of the Borrowers shall acquire, sell, lease, transfer or dispose of fixed assets during any calendar year, except in the ordinary course of business.

7.8     Transfer of Property; Release of Mortgaged Property.

Without the prior written consent of the Lender, none of the Borrowers shall sell, lease, assign, transfer or otherwise dispose of, in whole or in part, the Collateral or any interest therein, including but not limited to any equity interest therein, as the case may be, provided that nothing in this Section shall prohibit a Borrower from selling any tangible Personal Property for its current market value, transferring title to and/or possession of any tangible Personal Property in exchange for a credit against the purchase of replacement property, or disposing of any tangible Personal Property which in such Borrower's reasonable judgment is obsolete, has reached the end of its useful life or has irrevocably ceased to function.

7.9     Anti-Terrorism Laws.

None of the Borrowers nor any of their respective affiliates and agents shall (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Executive Order, the USA Patriot Act or any other Anti-Terrorism Law. The Borrowers shall deliver to the Lender any certification or other evidence requested from time to time by the Lender in its sole discretion, confirming the Borrowers' compliance with this Section.

ARTICLE VIII CONDITIONS OF CLOSING AND DISPOSITION OF NOTE PROCEEDS

8.1     Conditions of Closing and Disposition of 2019 Note Proceeds.

The Lender shall not be obligated to make the 2019 Loan until the Borrowers, at their expense, shall have fulfilled, to the Lender's satisfaction, the following conditions:

(i)     Representations and Warranties. The representations and warranties of the Borrowers contained in Article 5 hereof shall be true and correct in all material respects.

(ii)     Authorizing Documents. Each Borrower shall have delivered to the Lender a certificate executed by an officer of such Borrower, dated the Closing Date, setting forth the company action taken by board of directors or members, as applicable, in connection with the 2019 Loan and the authorization of the execution, delivery and performance of the Loan Documents by such Borrower, certifying to copies of such Borrower's organizational documents as in effect on the Closing Date, and containing such other certifications as the Lender or its counsel shall deem appropriate.

(iii)     Good Standing Certificates. Each Borrower shall have delivered to the Lender a good standing certificate as to such Borrower issued as of a date not more than fifteen (15) days prior to the Closing Date by the applicable office of the state of its organization.

(iv)     Execution and Delivery of Loan Documents. The Loan Documents shall have been duly executed by the Borrowers and delivered to the Lender.

(v)     No Liens or Encumbrances. The 2019 Mortgaged Property shall be free and clear of all liens and encumbrances, other than those acceptable to the Lender or otherwise permitted by this Agreement.

(vi)     Environmental Reports. The Borrowers shall have provided to the Lender copies of all existing Phase I environmental reviews of the 2019 Mortgaged Property ("Environmental Reports"), which Environmental Reports shall be acceptable to the Lender and shall show the 2019 Mortgaged Property to be free from material environmental violations and liabilities, and completion satisfactory to the Lender of all actions, further reports and further investigations as may be recommended in any Environmental Report or otherwise reasonably required by the Lender based on such Environmental Report or other disclosures made by the Borrowers to the Lender relating to environmental matters.

(vii)     Transaction Costs and Expenses. On or before the Closing Date, all reimbursable costs and expenses of the Lender pursuant to the Loan Documents shall have been paid by the Borrowers to the Lender.

(viii)     No Damage or Taking. No portion of the Improvements shall have been damaged by fire or other casualty, and no condemnation or taking of the 2019 Mortgaged Property or the Improvements or any portion thereof shall be pending or threatened which materially impairs the Borrowers' ability to use the Improvements and the 2019 Mortgaged Property.

(ix)     No Default. No Event of Default and no Potential Event of Default shall have occurred and be continuing hereunder or under any of the other Loan Documents.

(x)     Legal Opinion. The Borrowers shall have furnished a favorable written opinion of counsel for the Borrowers, dated the Closing Date, satisfactory to the Lender and its counsel.

(xi)     Legal Matters. All legal matters incident or related to the 2019 Loan shall be in form and substance reasonably satisfactory to counsel for the Lender.

(xii)     Insurance Certificates. Each Borrower shall have delivered to the Lender a certified copy of all insurance policies, listing the Lender or its designee as additional insured, mortgagee and lender loss payee, as applicable, complying with the requirements of Section 6(f) hereof.

(xiii)     Title Insurance. Each Borrower shall have obtained an ALTA lender's title insurance policy for the 2019 Mortgaged Property owned by such Borrower from the Title Company, which policy shall provide for coverage in an aggregate amount of $3,000,000 and shall name the Lender or its designee as insured, and which shall insure the Lender's mortgage lien on fee simple title to the 2019 Mortgaged Property, without exception for filed or unfiled mechanics' liens or claims or for matters which an accurate survey would disclose, subject only to such exceptions as the Lender shall approve, with such endorsements thereto (including 100, 300, 710 and 1030).

(xiv)     Appraisals. Borrowers shall have delivered to the Lender an appraisal (USPAP/FIRREA) of the 2019 Mortgaged Property based upon the fair market value of the 2019 Mortgaged Property , performed by an appraiser selected by or acceptable to the Lender, with such appraisal in form and substance acceptable to the Lender.

(xv)     UCC Searches. Avalon Resort and Spa shall have delivered to the Lender such UCC searches of the State of Ohio as may be required by the Lender, evidencing the Lender's lien priority in the Personal Property.

(xvi)     Leases. Avalon Resort and Spa shall deliver to the Lender copies of all leases on the 2019 Mortgaged Property, including any lease extensions, in form and substance satisfactory to the Lender.

(xvii)     Licenses and Permits. Each Borrower shall have delivered to the Lender copies of all governmental licenses, permits and other regulatory approvals (including without limitation zoning, subdivision and related approvals and occupancy permits) necessary for conduct by such Borrower of its operations, and such Borrower shall not have received any notices of violation or revocation with respect thereto. In addition, Avalon Resort and Spa shall have delivered to the Lender evidence satisfactory to the Lender that each property comprising the 2019 Mortgaged Property has access to all required utilities.

(xviii)     Other Conditions. The Borrowers shall have complied with such other conditions as shall be reasonably required by the Lender or its counsel.

8.2     Disposition of Proceeds of 2019 Note.

The proceeds of the 2019 Note shall be disbursed on the Closing Date and transferred by the Lender to the Title Company and applied as follows: (1) $24,053 shall be applied to payment of the transaction costs relating to the 2019 Loan; and (2) $2,975,947 shall be transferred to the bank or financial institution holding the Project Fund for deposit into the Project Fund. Amounts deposited in the Project Fund shall be disbursed by the Lender to the Borrowers and paid to the Borrowers or to appropriate designated payees solely for reimbursement for the payment of costs of the 2019 Project in accordance with this Section 8.2.

Each request for disbursement of proceeds of the 2019 Note hereunder is referred to hereinafter as a "Request", and shall be made by Avalon Resorts and Clubs, on behalf of all of the Borrowers, pursuant to the form of Request for Disbursement attached as Exhibit B to this Agreement, which form shall be accompanied by all other items required by this Section 8.2.

(a)     Not less than ten (10) days prior to the date on which the Borrowers wish the Lender to disburse proceeds of the 2019 Note, Avalon Resorts and Clubs shall submit to the Lender a Request setting forth the total amount for which such disbursement is required, broken down by categories, together with receipted bills, bills, paid invoices, or other evidence reasonably satisfactory to the Lender supporting each item of cost covered by such Request (including a statement as to the retention amount, if any, applicable to such item of cost). The Lender shall not be required to make disbursements of proceeds of the 2019 Note more frequently than once each month.

(b)     The Lender shall disburse the amount requested by Avalon Resorts and Clubs in its Request by the later of (i) the date ten (10) days after receipt of the Request or (ii) the date five (5) days after the date upon which all conditions precedent to funding of such Request have been fulfilled. Each Request requested thereby shall constitute a certification by Avalon Resorts and Clubs that the representations and warranties contained herein are true and correct on the date of such Request and Avalon Resorts and Clubs hereby expressly acknowledges that the Lender will be specifically relying upon such certification in making any disbursement of proceeds of the 2019 Note pursuant to such Request.

(c)     Disbursements shall be credited to an account of the Borrowers designated in writing to the Lender, or, following the occurrence and during the continuance of an Event of Default, be paid by the Lender directly to the party or parties who have actually supplied labor, Materials or services in connection with the renovation and expansion of the Avalon Resort and Inn Facility or to the party or parties to whom payment of any other Project Costs or specified in the Request, either by separate check made payable to Person or by joint check made payable to Avalon Resorts and Clubs and such Person, as the Lender shall elect, in its sole discretion. No further direction or authorization for such direct payment shall be required, it being understood that any such payment shall be applied toward the satisfaction of the obligations of the Lender to fund disbursements hereunder and shall be deemed an advance evidenced by the 2019 Note and secured by the Loan Documents as fully as if made to Avalon Resorts and Clubs, regardless of the actual disposition thereof by the party or parties to whom such payment is made. The making of any disbursement by the Lender shall not be deemed an acceptance or approval by the Lender (for the benefit of Avalon Resorts and Clubs or any third party) of any work performed or improvements constructed or Materials furnished or installed in connection with the renovation and expansion of the Avalon Resort and Inn Facility and shall not create any privity of contract between the Lender and any third party.

(d)     Notwithstanding any contrary provision of this Agreement, the Lender may make disbursements of proceeds of the 2019 Note at any time or from time to time, but shall be under no obligation to do so, (i) to satisfy any condition hereof or to cure any Event of Default or Potential Default, (ii) to pay interest on the 2019 Note (subject to the immediate preceding sentence), or (iii) to pay the reasonable fees and expenses of the Lender and counsel for the Lender. Any disbursements of proceeds of the 2019 Note made pursuant to this subsection shall be evidenced by the 2019 Note and secured by the Loan Documents as fully as if such disbursement had been made directly to or upon request of the Borrowers.

(e)     Each advance of proceeds of the 2019 Note shall be subject to the satisfaction by Avalon Resorts and Clubs of the conditions set forth in Section 8.1 hereof and to the satisfaction of the following terms and conditions:

(i)     The representations and warranties contained in Article V hereof or contained in any other Loan Documents shall be true and correct on and as of the date of such disbursement. By making a Request in accordance with this Section 8.2, the Borrowers shall be deemed to have certified to the Lender that all of the representations and warranties contained in Section 5 hereof and in each of the other Loan Documents are true and accurate on and as of the date of the disbursement with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which relate solely to an earlier date or time, which representations and warranties shall be true and correct on and as of the specific dates or times referred to therein), and the Borrowers shall have performed and complied with all covenants and conditions hereof and thereof.

(ii)     On the date of such disbursement, no Event of Default and no Potential Default shall have occurred and be continuing or shall exist or shall occur and exist after giving effect to the disbursement to be made on such date.

(iii)     On the date of such disbursement, the Avalon Resort and Inn Facility shall not have been materially injured or damaged by fire or other casualty and remain unrestored, unless the proceeds of insurance are to be applied to restoration pursuant to the 2019 Mortgage.

(f)     The Lender shall make the final advance with respect to the 2019 Note only upon Request from the Borrowers, compliance with the applicable requirements of Section 8.2(a) through (e) above, and the Lender's receipt of the following: (i) copies of final lien releases from the general contractor and all subcontractors with respect to the work performed in connection with the renovation and expansion of the Avalon Resort and Inn Facility; (ii) satisfactory evidence from Avalon Resorts and Clubs that all occupancy permits and governmental approvals required with respect to the renovation and expansion of the Avalon Resort and Inn Facility have been received; (iii) a certificate of Avalon Resorts and Clubs certifying that completion of the renovation and expansion of the Avalon Resort and Inn Facility has occurred; and (iv) an endorsement to the Title Policy in form approved by the Lender insuring that no encroachments exist over any building line, right of way or property boundary lines.

ARTICLE IX DEFAULTS AND REMEDIES

9.1     Events of Default.

The occurrence of any one or more of the following events (each, an "Event of Default") shall constitute a default hereunder:

(a)      The Borrowers shall fail to comply with any covenant contained in this Agreement or any of the other Loan Documents which calls for the payment of money within ten (10) calendar days of when such payment is due; or

(b)      If the Borrowers fail to keep, observe or perform any of the other undertakings, conditions, stipulations, agreements, covenants or obligations of the Borrowers as set forth in this Agreement, which do not have a specified grace or cure period, and continuance of such failure for thirty (30) days after the earlier of written notice from the Lender to the Borrowers or the date on which the Borrowers have knowledge that such failure has occurred, or such longer period to which the Lender may agree in the case of a default not curable by the exercise of due diligence within such thirty (30) day period, provided that the Borrowers shall have commenced to cure such default within such thirty (30) day period and shall complete such cure as quickly as reasonably possible with the exercise of due diligence; or

(c)      If any of the representations or warranties made by the Borrowers under this Agreement or under any of the other Loan Documents shall be untrue in any material respect; or

(d)      The Lender's security interest in any of the Collateral shall be or become unperfected, unless as a result of an error or omission on the part of the Lender, and such default is not cured within thirty (30) days; or

(e)      A Borrower shall (i) default (as principal or guarantor or other surety) in any payment of principal of or interest on any obligation (or set of related obligations) for borrowed money, beyond any period of grace or cure with respect to the payment or, if any obligation (or set of related obligations) is payable or repayable on demand, fails to pay or repay such obligation or obligations when demanded, in each case where such payment default has a Material Adverse Effect upon the Borrower or (ii) default in the observance of any other covenant, term or condition contained in any agreement or instrument by which an obligation (or set of related obligations) is or are created, secured or evidenced, if the effect of such default is to cause, or commit the holder or holders of such obligation or obligations (or a trustee or agent on behalf of such holder or holders) to cause, all or part of such obligation or obligations to become due before its or their otherwise stated maturity, and the same shall continue for the later of thirty (30) calendar days or until all cure periods have expired, in each case, where such default will have a Material Adverse Effect upon the Borrower; or

(f)      One or more judgments for the payment of money in the aggregate amount of $50,000 shall have been entered against a Borrower and such Borrower has failed to discharge or stay the same; or

(g)      The occurrence of any default or Event of Default under any of the Loan Documents or under any other instruments relating thereto delivered by the Borrowers to the Lender under this Agreement, subject to any applicable grace and cure periods; or

(h)      A writ or warrant of attachment, garnishment, execution, distraint or similar process shall have been issued against a Borrower or any of its properties, and such Borrower has failed to discharge or stay the same within sixty (60) calendar days after such issuance; or

(i)      The occurrence or existence of any of the following events or conditions:

(i)     An event causing an involuntary termination with respect to a Benefit Plan shall occur;

(ii)     Any Person shall engage in any Prohibited Transaction or Reportable Event involving any Benefit Plan,

(iii)     An accumulated funding deficiency, whether or not waived, shall exist with respect to any Benefit Plan,

(iv)     A Borrower or any ERISA Affiliate shall be in "Default" (as defined in Section 4219(c)(5) of ERISA) with respect to payments due to a multi-employer Plan resulting from a Borrower's or any ERISA Affiliate's, complete or partial withdrawal (as described in Section 4203 or 4205 of ERISA) from such Benefit Plan, or

(v)     Any other event or condition shall occur or exist with respect to a single employer Benefit Plan;

provided, however, that no such event or condition shall constitute an Event of Default if it, together with all other events or conditions at the time existing, would not subject a Borrower to any tax, penalty, debt or liability which, alone or in the aggregate, would have a Material Adverse Effect as to such Borrower or the 2019 Mortgaged Property owned by such Borrower, or the ability of such Borrower to perform any of its payment or other obligations under this Agreement or any other Loan Document; or

(j)      A proceeding shall be instituted in respect of a Borrower:

(i)     seeking to have an order for relief entered in respect of such Borrower, or seeking a declaration or entailing a finding that such Borrower is insolvent or a similar declaration or finding, or seeking dissolution, winding-up, charter revocation or forfeiture, liquidation, reorganization, arrangement, adjustment, composition or other similar relief with respect to such Borrower, its assets or debts under any Law relating to bankruptcy, insolvency, relief of debtors or protection of creditors, termination of legal entities or any other similar Law now or hereinafter in effect which shall not have been dismissed or stayed within sixty (60) calendar days after such proceedings were instituted; or

(ii)     seeking appointment of a receiver, trustee, custodian, liquidator, assignee, sequestrator or other similar official for such Borrower or for all or any substantial part of its property which shall not have been dismissed or stayed within sixty (60) calendar days after such proceedings were instituted; or

(k)      A Borrower shall become insolvent, shall become generally unable to pay its debts as they become due, shall voluntarily suspend transaction of its business, shall make a general assignment for the benefit of creditors, shall institute a proceeding described in Section 9.1(j)(i) hereof or shall consent to any order for relief, declaration, finding or relief described in Section 9.1(j) hereof, shall institute a proceeding described in Section 9.1(j)(ii) hereof or shall consent to the appointment or to the taking of possession by any such official of all or any substantial part of its property whether or not any proceeding is instituted, dissolve, wind-up or liquidate itself or any substantial part of its property, or shall take any action in furtherance of any of the foregoing.

9.2     Remedies.

Upon the occurrence of any one or more of the Events of Default, and the continuance thereof, at the Lender's option, all obligations on the Lender's part to make the 2019 Loan, or to make any further disbursements thereunder shall cease and terminate, and the 2019 Loan and all sums then or thereafter due under any and all of the Loan Documents shall thereupon become immediately due and payable. Upon the occurrence of an Event of Default and continuance thereof, the Lender may enforce any or all of its rights hereunder or under any other Loan Documents, or at law or in equity.

9.3     Set-Off.

If the unpaid principal amount of the 2019 Note, interest accrued on the unpaid principal amount or other amount owing by the Borrowers under this Agreement, the 2019 Note or the other Loan Documents shall have become due and payable (at maturity, by acceleration or otherwise), the Lender, any assignee of the Lender and the holder of any participation in the 2019 Loan, will each have the right, in addition to all other rights and remedies available to it, without notice to the Borrowers, to set-off against and to appropriate and apply to such due and payable amounts any debt owing to, and any other funds held in any manner for the account of, the Borrowers by the Lender or by such holder including, without limitation, all funds in all deposit accounts (whether time or demand, general or special, provisionally credited or finally credited, or otherwise) now or in the future maintained by the Borrowers with the Lender or such holder. The Borrowers consent to and confirm the foregoing arrangements and confirm the Lender's rights, such assignee's rights and such holder's rights of banker's lien and set-off. Nothing in this Agreement will be deemed a waiver or prohibition of or restriction on the Lender's rights, such assignee's rights or any such holder's rights of banker's lien or set-off.

ARTICLE X MISCELLANEOUS

10.1     Notices.

All notices, demands, requests, consents, approvals and other communications required or permitted hereunder must be in writing and will be effective upon receipt. Such notices and other communications may be hand-delivered, sent by facsimile transmission with confirmation of delivery and a copy sent by first-class mail, or sent by nationally recognized overnight courier service, to a party's address set forth below or to such other address as any party may give to the other in writing for such purpose:

To the Lender:	Laurel Capital Corporation
6600 Brooktree Court, Suite 3000 Wexford, PA 15090-0839 Attn.: William C. Zopf, Jr.

With a copy to:

Eckert Seamans Cherin & Mellott, LLC 600 Grant Street, 44th Floor Pittsburgh, PA 15219 Attn: Christopher J. Rayl, Esquire

To the Borrowers:	Avalon Holdings Corporation
One American Way Warren, OH 44484 Attn: Bryan P. Saksa Fax No.: 330-856-8480 Phone No.: 330-856-8853

With a copy to: Brouse McDowell 6550 Seville Drive, Suite B Canfield Ohio 44406 Attn: Jay M. Skolnick Fax No.: 330-533-6198. Phone No.: 330-533-6195

10.2     Preservation of Rights.

No delay or omission on the Lender's part to exercise any right or power arising hereunder will impair any such right or power or be considered a waiver of any such right or power, nor will the Lender's action or inaction impair any such right or power. The Lender's rights and remedies hereunder are cumulative and not exclusive of any other rights or remedies which the Lender may have under other agreements, at law or in equity.

10.3     Illegality.

In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

10.4     Changes in Writing.

No modification, amendment or waiver of any provision of this Agreement nor consent to any departure by the Borrowers therefrom will be effective unless made in a writing signed by the Lender, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on the Borrowers in any case will entitle the Borrowers to any other or further notice or demand in the same, similar or other circumstance.

10.5     Entire Agreement.

This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

10.6     Counterparts.

This Agreement may be signed in any number of counterpart copies and by the parties hereto on separate counterparts, but all such copies shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart. Any party so executing this Agreement by facsimile transmission shall promptly deliver a manually executed counterpart, provided that any failure to do so shall not affect the validity of the counterpart executed by facsimile transmission.

10.7     Successors and Assigns.

This Agreement will be binding upon and inure to the benefit of the Borrowers and the Lender and their respective successors and assigns; provided, however, that the Borrowers may not assign this Agreement in whole or in part without the Lender's prior written consent and the Lender at any time may assign this Agreement in whole or in part.

10.8     Interpretation.

In this Agreement, unless the Lender and the Borrowers otherwise agree in writing, the singular includes the plural and the plural the singular; references to statutes are to be construed as including all statutory provisions consolidating, amending or replacing the statute referred to; the word "or" shall be deemed to include "and/or", the words "including", "includes" and "include" shall be deemed to be followed by the words "without limitation"; references to articles, sections (or subdivisions of sections) or exhibits are to those of this Agreement unless otherwise indicated; and references to agreements and other contractual instruments shall be deemed to include all subsequent amendments and other modifications to such instruments, but only to the extent such amendments and other modifications are not prohibited by the terms of this Agreement. Section headings in this Agreement are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose. Unless otherwise specified in this Agreement, all accounting terms shall be interpreted and all accounting determinations shall be made in accordance with GAAP. If this Agreement is executed by more than one party as Borrower, the obligations of such persons or entities will be joint and several.

10.9     Certain Waivers.

The Borrowers hereby relieve and discharge the Lender from any and all liability and responsibility whatsoever, except for Lender's gross negligence, arising out of the disbursement of proceeds of the 2019 Loan hereunder and agree and acknowledge that the Lender does not assume any responsibility whatsoever for the method of disbursement, the application or use of proceeds of the 2019 Loan disbursed hereunder or as to any liens or claims whatsoever which might attach to or be filed against the 2019 Mortgaged Property.

10.10     Indemnity.

The Borrowers jointly and severally agree to indemnify each of the Lender, its directors, officers and employees and each legal entity, if any, which controls the Lender (collectively, the "Indemnified Parties") and to hold each Indemnified Party harmless from and against any and all claims, damages, losses, liabilities and expenses (including all fees and charges of internal or external counsel with whom any Indemnified Party may consult and all expenses of litigation or preparation therefor, at trial and on appeal) which any Indemnified Party may incur or which may be asserted against any Indemnified Party in connection with or arising out of the matters referred to in this Agreement or in the other Loan Documents, (including, but not limited to, actions taken by Lender to amend or cancel any funds transfer instructions or any decision by Lender to effect or not to effect a transfer as provided in this Agreement, or any other action taken by Lender in good faith pursuant to its responsibilities under this Agreement) by any person, entity or governmental authority (including any person or entity claiming derivatively on behalf of the Borrowers), whether (a) arising from or incurred in connection with any breach of a representation, warranty or covenant by the Borrowers, or (b) arising out of or resulting from any suit, action, claim, proceeding or governmental investigation, pending or threatened, whether based on statute, regulation or order, or tort, or contract or otherwise, before any court or governmental authority, which arises out of or relates to this Agreement, any other Loan Document, or the use of the proceeds of the 2019 Loan; provided, however, that the foregoing indemnity agreement shall not apply to claims, damages, losses, liabilities and expenses solely attributable to an Indemnified Party's gross negligence or willful misconduct. In no event shall Lender be responsible for any loss, claim, liability, damage, or other amount arising in any way, directly or indirectly, from any error, failure, or delay in the performance of any of the Lender's obligations under this Agreement caused by natural disaster, fire, war, strike, civil unrest, error in or inoperability of communication equipment or lines, or any other circumstances beyond the reasonable control of the Lender. The indemnity agreement contained in this section shall survive the termination of this Agreement, payment of any Loan and assignment of any rights hereunder. The Borrowers may participate at their expense in the defense of any such action or claim.

10.11     Assignments and Participations.

At any time, without any notice to the Borrowers, the Lender may sell, assign, transfer, negotiate, grant participations in, or otherwise dispose of all or any part of the Lender's interest in the 2019 Loan. The Borrowers hereby authorize the Lender to provide, without any notice to the Borrowers, any information concerning the Borrowers, including information pertaining to any of the Borrowers' or financial condition, business operations or general creditworthiness, to any institutional provider of funds which may succeed to or participate in all or any part of the Lender's interest in the 2019 Loan.

10.12     Governing Law and Jurisdiction.

This Agreement has been delivered to and accepted by the Lender and will be deemed to be made in Pennsylvania. THIS AGREEMENT WILL BE INTERPRETED AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA. The Borrowers hereby irrevocably consent to the exclusive jurisdiction of any state or federal court in Allegheny County, Pennsylvania, provided that nothing contained in this Agreement will prevent the Lender from bringing any action, enforcing any award or judgment or exercising any rights against the Borrowers individually, against any security or against any property of the Borrowers within any other county, state or other foreign or domestic jurisdiction. The Lender and the Borrowers agree that the venue provided above is the most convenient forum for both the Lender and the Borrowers. The Borrowers waive any objection to venue and any objection based on a more convenient forum in any action instituted under this Agreement.

10.13     WAIVER OF JURY TRIAL.

EACH OF THE BORROWERS AND THE LENDER IRREVOCABLY WAIVES ANY AND ALL RIGHT IT OR THEY MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR CLAIM OF ANY NATURE RELATING TO THIS AGREEMENT, ANY DOCUMENTS EXECUTED IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED IN ANY OF SUCH DOCUMENTS. EACH OF THE BORROWERS AND THE LENDER ACKNOWLEDGE THAT THE FOREGOING WAIVER IS KNOWING AND VOLUNTARY.

10.14     No Third Party Beneficiaries.

This Agreement shall not confer any rights or remedies upon any Person other than the parties hereto and their respective heirs, executors, legal personal representatives, successors and permitted assigns.

Each of the Borrowers acknowledge that it has read and understands all the provisions of this Agreement, including the waiver of jury trial, and has been advised by counsel as necessary or appropriate.

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[Signature Page to Loan and Security Agreement]

WITNESS the due execution of this Loan and Security Agreement as a document under seal, as of the date first written above.

BORROWERS: AVALON HOLDINGS CORPORATION By: /s/ Bryan P. Saksa Name: Bryan P. Saksa Title: Chief Financial Officer, Treasurer and Secretary	AVALON CLUBS, INC. By: /s/ Bryan P. Saksa Name: Bryan P. Saksa Title: Treasurer and Secretary

AVALON RESORTS, INC. By: /s/ Bryan P. Saksa Name: Bryan P. Saksa Title: Treasurer and Secretary	AVALON GOLF AND COUNTRY CLUB, INC. By: /s/ Bryan P. Saksa Name: Bryan P. Saksa Title: Treasurer and Secretary

AVALON LAKES GOLF, INC. By: /s/ Bryan P. Saksa Name: Bryan P. Saksa Title: Treasurer and Secretary	AVALON COUNTRY CLUB AT SHARON, INC. By: /s/ Bryan P. Saksa Name: Bryan P. Saksa Title: Treasurer and Secretary

AVALON RESORT AND SPA, LLC By: /s/ Bryan P. Saksa Name: Bryan P. Saksa Title: Treasurer and Secretary	THE HAVANA CIGAR SHOP, INC. By: /s/ Bryan P. Saksa Name: Bryan P. Saksa Title: Treasurer and Secretary

AVALON TRAVEL, INC. By: /s/ Bryan P. Saksa Name: Bryan P. Saksa Title: Vice President, Treasurer and Secretary	TBG, INC. By: /s/ Bryan P. Saksa Name: Bryan P. Saksa Title: Treasurer and Secretary

AVALON MAHONING SPORTS CENTER, INC. By: /s/ Bryan P. Saksa Name: Bryan P. Saksa Title: Treasurer and Secretary	AVALON CIGAR SHOP, INC. By: /s/ Bryan P. Saksa Name: Bryan P. Saksa Title: Treasurer and Secretary
lender: LAUREL CAPITAL CORPORATION By: /s/ William C. Zopf, Jr. Name: William C. Zopf, Jr. Title: Chief Executive Officer

EXHIBIT A

Form of 2019 Note

2019 MORTGAGE NOTE

$3,000,000.00	March 29, 2019

FOR VALUE RECEIVED, AVALON HOLDINGS CORPORATION, an Ohio corporation ("Avalon Holdings"), AVALON RESORTS AND CLUBS, INC., an Ohio corporation ("Avalon Resorts and Clubs"), AVALON CLUBS, INC., an Ohio corporation ("Avalon Clubs"), AVALON RESORTS, INC., an Ohio corporation ("Avalon Resorts"), AVALON GOLF AND COUNTRY CLUB, INC., an Ohio corporation ("Avalon Golf and CC"), AVALON LAKES GOLF, INC., an Ohio corporation ("Avalon Lakes Golf"), AVALON COUNTRY CLUB AT SHARON, INC., a Pennsylvania corporation ("Avalon CC at Sharon"), AVALON RESORT AND SPA, LLC, an Ohio limited liability company ("Avalon Resort and Spa"), THE HAVANA CIGAR SHOP, INC., an Ohio corporation ("Havana"), AVALON TRAVEL, INC. an Ohio corporation ("Avalon Travel"), AVALON MAHONING SPORTS CENTER, INC., an Ohio corporation ("Avalon Mahoning"), AVALON CIGAR SHOP, INC., an Ohio corporation ("Avalon Cigar"), and TBG, INC., an Ohio corporation ("TBG" and, together with Avalon Holdings, Avalon Resorts and Clubs, Avalon Clubs, Avalon Golf and CC, Avalon Lakes Golf, Avalon CC at Sharon, Avalon Resort and Spa, Havana, Avalon Travel, Avalon Cigar and Avalon Mahoning, the "Borrowers"), jointly and severally promise to pay to the order of LAUREL CAPITAL CORPORATION (the "Lender"), in lawful money of the United States of America in immediately available funds at its offices located at 6600 Brooktree Court, Suite 3000, Wexford, PA 15090-0839, or at such other location as the Lender may designate from time to time, the principal sum of Three Million and no/100 Dollars ($3,000,000.00), together with interest accruing on the outstanding principal balance from the date hereof (the "Closing Date"), as provided herein. Capitalized terms used, but not defined, herein shall have the meanings assigned to such terms in this Loan and Security Agreement of even date herewith among the Borrowers and the Lender (the "Loan Agreement").

1.      Interest Rate. Amounts outstanding under this Note will bear interest at the Applicable Rate (as defined below) in effect from time to time. Interest on this Note and any unpaid fees and other sums payable hereunder shall be calculated on the basis of a 360 day year consisting of 12 thirty day months. As used herein, the following capitalized terms shall have the following meanings:

"Applicable Rate" means:

(c)      For the period from the Closing Date through the date immediately preceding the Reset Date, 6.25% per annum; and (ii); and

(d)      For the period from the Reset Date through the Maturity Date, the greater of (x) 6.25% per annum and (y) the sum of the Index Rate on the date two (2) Business Days prior to the Reset Date and 3.60%, provided that the Applicable Rate shall in no event exceed 8.50% per annum.

"Index Rate" means the 5 Year Interest Rate Swap rate, as published by Intercontinental Exchange (ICE) Benchmark Administration. If the Index Rate is discontinued or is no longer published as of any Reset Date, then the Lender shall select an index or statistic which most closely approximates the discontinued or unpublished index and such index or statistic shall replace such discontinued or unpublished index for all purposes hereunder.

"Interest Payment Date" means the twentieth (20th) day of each calendar month commencing April 20, 2019 and the Maturity Date.

"Maturity Date" means December 20, 2026.

"Reset Date" means the fifth (5th) anniversary of the Closing Date.

2.      Payment Terms. The Borrowers hereby jointly and severally covenant and agree to repay this Note as follows:

(a)     Principal and interest on this Note shall be due and payable as follows: (i) ninety-two (92) equal monthly payments of principal and interest based on a fifteen (15) year amortization on the twentieth (20th) day of each calendar month commencing April 20, 2019 and ending November 20, 2026; followed by (iii) a final payment on the Maturity Date equal to the remaining outstanding principal of this Note plus accrued unpaid interest and fees thereon.

(b)     If any payment under this Note shall become due on a Saturday, Sunday or public holiday under the laws of the Commonwealth of Pennsylvania, such payment shall be made on the next succeeding business day and such extension of time shall be included in computing interest in connection with such payment. 'Payments received will be applied to charges, fees and expenses (including attorneys' fees), accrued interest and principal in any order the Lender may choose, in its sole discretion.

3.      Late Payments; Default Rate. If the Borrowers fail to make any payment of principal, interest or other amount coming due pursuant to the provisions of this Note within ten (10) calendar days of the date due and payable, the Borrowers also shall pay to the Lender a late charge equal to five percent (5.00%) of any overdue installment (the "Late Charge"). The minimum Late Charge amount is Twenty-Five and 00/100 Dollars ($25.00). Any Late Charge will be immediately due and payable. Such ten-day period shall not be construed in any way to extend the due date of any such payment. Upon maturity, whether by acceleration, demand or otherwise, and at the Lender's option upon the occurrence of any Event of Default (as hereinafter defined) and during the continuance thereof, subject to all applicable cure and grace periods, this Note shall bear interest at a rate per annum which shall be five percentage points (5.00%) in excess of the interest rate in effect from time to time under this Note but not more than the maximum rate allowed by law (the "Default Rate"). The Default Rate shall continue to apply whether or not judgment shall be entered on this Note.

4.      Prepayment.

(a)     Provided that no Event of Default has occurred or is continuing, this Note shall be subject to prepayment at the option of the Borrowers, upon at least fifteen (15) days prior written notice to the Lender, in whole or in part on any date upon payment of the principal amount of this Note to be prepaid plus accrued unpaid interest thereon to the prepayment date (and, in the case of a prepayment in whole of this Note, any other sums then due and payable under this Note), plus a prepayment penalty ("Prepayment Penalty") equal to a percentage of the principal amount being prepaid, with the percentage determined based on the date of prepayment as set forth in the following table:

Date of Prepayment	Prepayment Penalty

Between Closing Date and fifth anniversary of Closing Date	5.00%
Fifth anniversary of Closing Date and thereafter	2.00%

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(b)     Any prepayments shall be applied against scheduled installment payments due on this Note in inverse order beginning with the final scheduled installment payment.

5.      Other Loan Documents. This Note is issued in connection with, among other things, the Loan Agreement, the 2019 Mortgage (as defined in the Loan Agreement), and the other agreements and documents executed in connection therewith or referred to therein (collectively, the "Loan Documents"), the terms of which are incorporated herein by reference.

6.      Events of Default. In case any Event of Default (as defined in the Loan Agreement) occurs and is continuing, the principal amount of this Note together with accrued interest may become or be declared immediately due and payable in the manner and with the effect provided in the Loan Agreement.

7.      Power to Confess Judgment. AFTER THE OCCURRENCE OF ANY EVENT OF DEFAULT HEREUNDER AND DURING THE CONTINUANCE THEREOF, EACH BORROWER HEREBY IRREVOCABLY AUTHORIZES AND EMPOWERS ANY ATTORNEY OR THE PROTHONOTARY OF CLERK OF ANY COURT IN THE COMMONWEALTH OF PENNSYLVANIA, OR ELSEWHERE, TO APPEAR AT ANY TIME FOR SUCH BORROWER AND, WITH OR WITHOUT COMPLAINT FILED, AS OF ANY TERM, CONFESS OR ENTER JUDGMENT AGAINST such Borrower FOR THE ENTIRE PRINCIPAL BALANCE OF THIS NOTE AND ALL ACCRUED INTEREST, TOGETHER WITH COSTS OF SUIT, AND A REASONABLE ATTORNEY'S FEES FOR COLLECTION, BUT IN ANY EVENT NOT LESS THAN FIVE HUNDRED DOLLARS ($500); AND FOR SO DOING, THIS NOTE OR A COPY OF THIS NOTE VERIFIED BY AFFIDAVIT SHALL BE SUFFICIENT WARRANT. THE AUTHORITY GRANTED IN THIS NOTE TO CONFESS JUDGMENT AGAINST A BORROWER SHALL NOT BE EXHAUSTED BY ANY EXERCISE OF THAT AUTHORITY, BUT SHALL CONTINUE FROM TIME TO TIME AND AT ALL TIMES UNTIL PAYMENT IN FULL OF ALL AMOUNTS DUE UNDER THIS NOTE.

8.      Right of Setoff. In addition to all liens upon and rights of setoff against the Borrowers' money, securities or other property given to the Lender by law, the Lender shall have, with respect to the Borrowers' obligations to the Lender under this Note and to the extent permitted by law, a contractual possessory security interest in and a contractual right of setoff against, and each Borrower hereby assigns, conveys, delivers, pledges and transfers to the Lender all of the Borrowers' right, title and interest in and to, all of the Borrowers' deposits, moneys, securities and other property now or hereafter in the possession of or on deposit with, or in transit to, the Lender or any other direct or indirect subsidiary of the Lender, whether held in a general or special account or deposit, whether held jointly with someone else, or whether held for safekeeping or otherwise, excluding, however, all trust accounts. Every such security interest and right of setoff may be exercised without demand upon or notice to the Borrowers. Every such right of setoff shall be deemed to have been exercised immediately upon the occurrence of an Event of Default hereunder without any action of the Lender, although the Lender may enter such setoff on its books and records at a later time.

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9.      Miscellaneous. All notices, demands, requests, consents, approvals and other communications required or permitted hereunder shall be given in accordance with the notice provisions set forth in the Loan Agreement. No delay or omission on the Lender's part to exercise any right or power arising hereunder will impair any such right or power or be considered a waiver of any such right or power, nor will the Lender's action or inaction impair any such right or power. No modification, amendment or waiver of any provision of this Note nor consent to any departure by the Borrowers therefrom will be effective unless made in a writing signed by the Lender. The Borrowers jointly and severally agree to pay on demand, to the extent permitted by law, all costs and expenses incurred by the Lender in the enforcement of its rights in this Note and in any security therefor, including, without limitation, reasonable fees and expenses of the Lender's counsel. If any provision of this Note is found to be invalid by a court, all the other provisions of this Note will remain in full force and effect. The Borrowers and all other makers and endorsers of this Note hereby forever waive presentment, protest, notice of dishonor and notice of non-payment. The Borrowers also waive all defenses based on suretyship or impairment of collateral. If this Note is executed by more than one Borrower, the obligations of such persons or entities hereunder will be joint and several. This Note shall bind the Borrowers and their respective successors and assigns, and the benefits hereof shall inure to the benefit of the Lender and its successors and assigns; provided, however, that the Borrowers may not assign this Note in whole or in part without the Lender's written consent and the Lender at any time may assign this Note in whole or in part at any time.

This Note has been delivered to and accepted by the Lender and will be deemed to be made in the Commonwealth of Pennsylvania. THIS NOTE WILL BE INTERPRETED AND THE RIGHTS AND LIABILITIES OF THE LENDER AND THE BORROWERS DETERMINED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA. The Borrowers hereby irrevocably consent to the jurisdiction of any state or federal court in the county or judicial district where the Lender's office indicated above is located; provided that nothing contained in this Note will prevent the Lender from bringing any action, enforcing any award or judgment or exercising any rights against the Borrowers, against any security or against any property of the Borrowers within the other county, state or other foreign or domestic jurisdiction. The Borrowers acknowledge and agree that the venue provided above is the most convenient forum for both the Lender and the Borrowers. The Borrowers waive any objection to venue and any objection based on a more convenient forum in any action instituted under this Note.

10.      WAIVER OF JURY TRIAL. The BorrowerS irrevocably waive any and all rights the BorrowerS may have to a trial by jury in any action, proceeding or claim of any nature relating to this Note, any documents executed in connection with this Note or any transaction contemplated in any of such documents. The BorrowerS acknowledge that the foregoing waiver is knowing and voluntary.

The Borrowers acknowledge that they have read and understand all the provisions of this Note, including the waiver of jury trial, and have been advised by counsel as necessary or appropriate.

[The remainder of this page is intentionally left blank.]

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[Signature Page to 2019 Mortgage Note]

WITNESS the due execution hereof as a document under seal, as of the date first written above, with the intent to be legally bound hereby.

AVALON HOLDINGS CORPORATION By:______________________________ Name: Title:	AVALON CLUBS, INC. By:______________________________ Name: Title:

AVALON RESORTS, INC. By:______________________________ Name: Title:	AVALON GOLF AND COUNTRY CLUB, INC. By:______________________________ Name: Title:

AVALON LAKES GOLF, INC. By:______________________________ Name: Title:	AVALON COUNTRY CLUB AT SHARON, INC. By:______________________________ Name: Title:

AVALON RESORT AND SPA, LLC By:______________________________ Name: Title:	THE HAVANA CIGAR SHOP, INC. By:______________________________ Name: Title:

AVALON TRAVEL, INC. By:______________________________ Name: Title:	TBG, INC. By:______________________________ Name: Title:

AVALON MAHONING SPORTS CENTER, INC. By:______________________________ Name: Title:	AVALON CIGAR SHOP, INC. By:______________________________ Name: Title:

EXHIBIT B

Request for Disbursement

Request No.
Date:
Amount Requested

TO:	Laurel Capital Corporation 6600 Brooktree Court Suite 3000, Box 839 Wexford, PA 15090

RE:

Loan and Security Agreement (the "Agreement"), dated as of March 29, 2019 among Laurel Capital Corporation ("Lender"), Avalon Holdings Corporation ("Avalon Holdings"), Avalon Lakes Golf, Inc., Avalon Resorts and Clubs, Inc., Avalon Clubs, Inc., Avalon Resorts, Inc., Avalon Golf and Country Club, Inc., Avalon Country Club at Sharon, Inc., The Avalon Resort and Spa LLC, The Havana Cigar Shop, Inc., Avalon Travel, Inc., Avalon Mahoning Sports Center, Inc., Avalon Cigar Shop, Inc. and TBG, Inc. (together, the "Borrowers")

Project known as: Avalon 2019 Project

Ladies and Gentlemen:

In accordance with the terms of the above-referenced Agreement, you are hereby authorized and requested to make disbursement of proceeds of the Loan from the Project Fund in the amount shown on Schedule 1 hereto for costs incurred in connection with the renovation and expansion of the Avalon Resort and Inn Facility ("Facility") from which funds are requested to pay each cost item listed on Schedule 1. Attached hereto are invoices, lien releases and waivers supporting the disbursement requested. All capitalized terms herein have the meaning ascribed to them in the Agreement.

The undersigned hereby certifies, on behalf of all of the Borrowers, that:

(i)	The labor, services, and/or Materials covered hereby have been performed upon or furnished in connection with the renovation and expansion of the Facility;

(ii)

The Loan proceeds hereby requested for construction costs will pay all sums payable to-date for any labor, Materials, and services furnished in connection with construction of the construction of the Facility;

(iii)

All amounts previously disbursed by you for direct construction costs for labor, services, and/or Materials pursuant to previous Requests for Disbursement have been paid to the parties entitled thereto, with the property designation of contract and account for which payment was made;

(iv)

All conditions of the Agreement for the disbursement of the Loan proceeds hereby requested have been fulfilled, and no Event of Default and Potential Event of Default under the Agreement has occurred or exists as of the date hereof;

(v)	The undersigned confirms that he/she/they are authorized to make this request on behalf of the Borrowers; and

(vi)	The undersigned hereby requests that loan proceeds advanced under this request be disbursed as follows:

AMOUNT:	$
Credit to DDA: In the Name of:

OR

AMOUNT:	$
Wired to Bank: ABA Routing: Further Credit to DDA: Account Name: Reference:

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[Signature page to Request for Disbursement No ____ dated ______________]

WITNESS: ___________________________________	AVALON RESORTS AND CLUBS, INC., as Borrower Representative By:______________________________ Name: Title:

Approved this ___ day of _______________, 20__: LAUREL CAPITAL CORPORATION By: _______________________________ Authorized Officer

Schedule 1 to Request for Disbursement No. ____

Payee	Description	Amount